Exhibit 10.39

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN
OPTION AGREEMENT

1.     Grant of Option.  Seagate Technology Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability (the “Company”), hereby grants to the Participant named in Section 2 below (the “Participant”) an option (the “Option”) to purchase the number of the Company’s ordinary shares (the “Shares”) set forth in Section 2 below at the exercise price per Share set forth in Section 2 (the “Exercise Price”) subject to the terms and conditions of the Seagate Technology Public Limited Company 2012 Equity Incentive Plan, as may be amended from time to time and including any exhibits thereto (the “Plan”) and this Option Agreement, including any exhibits hereto (the “Agreement”).  In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.  Unless otherwise defined in this Agreement, any capitalized term used in this Agreement shall have the meaning assigned to such term in the Plan.

2.     Option Terms.  Subject to further detail included in this Agreement, the key terms related to the Option are as follows:

(a)       Participant.

(b)       Global ID Number.

(c)       Date of Grant.

(d)       Grant Number.

(e)       Vesting Commencement Date.

(f)        Exercise Price (Per Share).

(g)       Number of Shares Subject to Option.

(h)       Total Exercise Price.

(i)        Expiration Date.

(j)        Type of Grant.  Nonstatutory Share Option.

(k)       Exercise Schedule.  Same as Vesting Schedule.

(l)        Vesting Schedule.  Subject to the Participant’s Continuous Service with the Company or one of its Affiliates, 25% of the Shares shall vest on the first anniversary of the Vesting Commencement Date, and an additional 1/48 of the Shares shall vest at the end of each full month thereafter, until the fourth anniversary of the Vesting Commencement Date, subject to the vesting conditions described in Section 3 below.  If, on any vesting date, this Vesting

Schedule would result in the vesting of a fraction of a Share, such fraction shall be rounded down to the nearest whole Share.

(m)      Payment.  By cash or check or other method of payment permitted under Section 4(d) of the Agreement.

3.     Vesting.

(a)       Subject to Sections 3(b), 3(c) and 3(d) below, the Option shall vest and become exercisable in accordance with the Vesting Schedule set forth in Section 2 above.  The portion of the Option which has become vested and exercisable as described in this Section 3 is hereinafter referred to as the “Vested Portion.”

(b)       In the event of the Participant’s termination of Continuous Service on account of the Participant’s death, the Participant shall be deemed to have completed an additional year of service for purposes of determining the portion of the Option which is the Vested Portion.

(c)       Subject to the terms of the Seagate Technology Executive Severance and Change in Control Plan, as amended from time to time, or other similar plan (the “Severance Plan”), in the event of Participant’s termination of Continuous Service for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration, as further described in Section 7(n) below.  The Vested Portion of the Option which is vested as of the date of such termination (after giving effect to the terms of the Severance Plan or Section 3(b) above, if applicable) shall remain exercisable for the period set forth in Section 4(b) below.

(d)       The Committee may, in its sole discretion, suspend vesting of the Option if the Participant is on a leave of absence.

4.     Exercise of Option.

(a)       Eligibility to Exercise Option.  During the Participant’s lifetime, only the Participant may exercise the Option.  Should the Participant die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or the laws of descent and distribution, as the case may be, for the period set forth in Section 4(b) below.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(b)       Period of Exercise.  Subject to the provisions of the Plan and this Agreement, including the provision set forth in Section 7(n) below, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)            the “Expiration Date” set forth in Section 2 above;

(ii)           three (3) months following the date of the Participant’s termination of Continuous Service for any reason (other than as a result of death or Disability or for Cause); provided, however, that if termination of the Participant’s

Continuous Service by the Company or an Affiliate is not for Cause and if the exercise of the Vested Portion of the Option following such termination would be prohibited because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company’s insider trading policy, then the Option shall terminate on the earlier of (A) the “Expiration Date” set forth in Section 2 above or (b) the expiration of a period of three (3) months after termination during which time the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company’s insider trading policy;

(iii)          one year following the date of the Participant’s termination of Continuous Service as a result of death or Disability (as defined in the Plan); and

(iv)          the date of the Participant’s termination of Continuous Service for Cause.

For purposes of this Agreement:

“Cause” shall mean (A) the Participant’s continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (B) the fraud, embezzlement or theft by the Participant of the Company’s property (or any Affiliate’s property), (C) the conviction of such Participant of, or plea of nolo contendere by the Participant to, a felony under the laws of the United States or any state (or the equivalent under the laws of any other jurisdiction), (D) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company (or any Affiliate) or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any Affiliate, or (E) a material breach by the Participant of the terms of his employment agreement or any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject; provided, however, that if the Participant is eligible to receive benefits under a Severance Plan containing a definition of “Cause,” then that definition shall control.

(c)       Manner of Exercise.  The Vested Portion of the Option may be exercised by delivering to the Company at its principal office (or to the Company’s designee) notice of intent to so exercise; provided, however, that the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price, any applicable Tax-Related Items (as defined in Section 7 below) and any written representations, warranties or agreements as may be reasonably required by the Company to comply (or evidence compliance) with applicable laws with regard to the acquisition, issuance and sale of the Shares.  The Company shall have the right to specify the manner of exercise, which may vary by country and which may be subject to change from time to time.

(d)       Method of Payment.  The Exercise Price for the Shares as to which the Option is exercised shall be paid to the Company by any of the following (or a combination thereof): (i) cash or check, (ii) provided there is a public market for the Shares at the time of exercise and pursuant to rules and procedures established by the Company from time to time, through the delivery of irrevocable instruments to a broker to sell all or a portion of such Shares and deliver promptly to the Company an amount equal to the aggregate Exercise Price for the Shares being purchased, or (iii) if permitted by the Committee, in its sole discretion, in Shares having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased.

The Company reserves the right to restrict the available methods of payment to the extent it determines in its sole discretion that such restriction is required to comply with applicable laws with regard to the acquisition and issuance of the Shares or desirable for the administration of the Plan, or to otherwise modify the available methods of payment to the extent permitted under the terms of the Plan.

(e)       Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from such registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares purchased upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, or prior to the obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.

(f)        Shareholder Rights.  The Participant shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares have been issued by the Company to the Participant.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 12 of the Plan.

5.     Transferability.  The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

6.     Responsibility for Taxes.  Regardless of any action the Company or any of its Affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Affiliate, if any.  The Participant further acknowledges that the Company and/or any Affiliate (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay to the Company or the Affiliate an amount equal to, or will make arrangements acceptable to the Company and the Affiliate to satisfy any withholding obligation with respect to the Tax-Related Items.  In this regard, the Participant authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy any withholding obligation with respect to the Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or the Affiliate; (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option (either through a voluntary or mandatory sale); or (iii) withholding in Shares to be issued upon exercise of the Option; provided, however, that if the Participant is an Officer, the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) shall approve the use of withholding in Shares to the extent necessary or desirable to exempt the transaction under Rule 16b-3 of the Exchange Act.

To avoid any negative accounting treatment, the Company or the Affiliate may, if necessary, withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares as described in (iii) above, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the exercised portion of the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

The Company or the Affiliate may refuse to honor the exercise or refuse to issue or deliver the Shares or the proceeds of the sale of Shares unless and until the Participant has complied with the obligations related to Tax-Related Items described in this Section 6.

7.     Nature of Grant.  In accepting the Option, the Participant acknowledges, understands and agrees that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)       the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)       all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)       the Participant is voluntarily participating in the Plan;

(e)       the Participant’s participation in the Plan will not create a right to employment and shall not interfere with the ability of the Company or any Affiliate to terminate the Participant’s Continuous Service at any time;

(f)        the Option and any Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which is outside the scope of the Participant’s employment or service contract, or consulting arrangement, if any;

(g)       the Option and any Shares subject to the Option are not intended to replace any pension rights or compensation;

(h)       the Option and any Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or any Affiliate;

(i)        the Option grant will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(j)        the future value of the Shares subject to the Option is unknown and cannot be predicted with certainty;

(k)       if the Shares subject to the Option do not increase in value, the Option will have no value;

(l)        if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;

(m)      no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s Continuous Service as described in Section 3(c) above and in Section 6.6 of the Plan (regardless of the reason for the termination and whether or not such termination is in breach of any employment law in the country where the Participant resides, even if such law is otherwise applicable to the Participant’s employment benefits, and whether or not such termination is later found to be invalid) and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(n)       for purposes of the Option, the Participant’s Continuous Service will be considered terminated as of the date he or she is no longer actively employed by and/or providing services to the Company or an Affiliate, as applicable; the Participant’s right, if any, to vest in the Option and/or exercise the Vested Portion of the Option after termination of Continuous Service (regardless of whether the termination is in breach of any employment law in the country where the Participant resides, even if such law is otherwise applicable to the Participant’s employment benefits, and whether or not such termination is later found to be invalid) will be measured by the date the Participant ceases to be actively employed and/or actively providing services and will not be extended by any notice period mandated under any employment law in the country where the Participant resides, even if such law is otherwise applicable to the Participant’s employment benefits (e.g., active employment would not include a period of “garden leave” or similar period); the Committee, in its sole discretion, shall determine when the Participant is no longer actively employed for purposes of the Option (including whether the Participant may still be considered actively employed while on a leave of absence).

8.     No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.     Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company and its Affiliates (whether inside or outside the European Economic Area) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to a brokerage firm or share plan service provider designated by the Company which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative.  The Participant authorizes the Company, any Company-designated brokerage firm or share plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, process and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

10.  Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.

11.  Notices.  Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address he or she provided to the Company.  Any such notices from the Company to the Participant may also be delivered through the Company’s electronic mail system (during the Participant’s Continuous Service) or at the last email address the Participant provided to the Company (after termination of the Participant’s Continuous Service).

12.  Choice of Law and Venue.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to such state’s conflict of laws rules, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13.  Country-Specific Provisions.  The Option shall be subject to any special provisions set forth in Exhibit A for the Participant’s country, if any.  If the Participant relocates to one of the countries included in Exhibit A during the life of the Option or while holding Shares acquired upon exercise of the Option, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable laws with regard to the acquisition, issuance or sale of the Shares or facilitate the administration of the Plan.  Exhibit A constitutes part of this Agreement.

14.  Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws with regard to the acquisition, issuance or sale of Shares or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.  Compensation Recovery for Fraud and Misconduct Policy.  The Participant hereby acknowledges and agrees that, to the extent he or she is or becomes subject to the Seagate Technology Public Limited Company Compensation Recovery for Fraud and Misconduct Policy, as amended from time to time (the “Compensation Recovery Policy”), the terms and conditions of the Policy are hereby incorporated by reference into this Agreement and shall apply to (a) the Option, (b) each outstanding share award granted or issued to the Participant (pursuant to which Shares may be issued or payments deriving their value from the Shares may be made), and (c) the gain received in connection with the vesting, exercise and/or issuance of any share award (i.e., the market value of the Shares on the vesting, exercise and/or issuance date, as applicable, less (i) any price paid for the Shares and (ii) any Tax-Related Items withheld from or paid by Participant in connection with the vesting, exercise and/or issuance of the share award), in each case without regard to whether such award was granted or issued under a share plan of the Company, a predecessor to the Company or a company acquired by the Company or outside a share plan; provided, however, that such award was granted or such gain was received within the three years prior to the Date of Grant; and provided, further, that no share award granted prior to January 29, 2009 shall be subject to the terms of the Compensation Recovery Policy.  Moreover, the Participant hereby irrevocably appoints the Company as the Participant’s true and lawful attorney for the purpose of undertaking all actions and executing all deeds and documentation that may be required to be executed to enforce the recovery of compensation pursuant to the Compensation Recovery Policy.  A copy of the current version of the Compensation Recovery Policy is attached to this Agreement as Exhibit B.

16.  Amendments.  The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

17.  Language.  If the Participant has received this or any other document related to the Plan or this Option translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.  Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.  Participant’s Acknowledgements.  By indicating acceptance of the Option through the Company’s online acceptance procedure, the Participant acknowledges that: (a) he or she has received, and understands and agrees to the terms of, this Agreement and the Plan (including any exhibits to each document), (b) he or she accepts the Option on the terms and conditions set forth in this Agreement and the Plan (including any exhibits to each document), and (c) this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between the Participant and the Company regarding the rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto.